EXHIBIT 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

MI DEVELOPMENTS ALERTS SHAREHOLDERS TO
MISLEADING STATEMENTS IN DISSIDENT PROXY CIRCULAR

April 14, 2005, Aurora, Ontario, Canada — MI Developments Inc. (TSX: MIM.SV.A, MIM.MV.B; NYSE: MIM) announced today that a preliminary review of the dissident proxy circular filed by Greenlight Capital, Inc. reveals a number of misleading statements and mischaracterizations that MID shareholders should be aware of and that the Company will address in due course.

MID will complete an examination of any new information in the dissident materials and provide shareholders with its full analysis.

Based on information previously provided at a meeting between the financial advisors for both Greenlight Capital and MID, and following a thorough financial analysis by a Special Committee of independent directors assisted by its own independent financial and legal advisors, the Board of Directors of MID recommended that shareholders vote to reject two resolutions proposed by the dissidents.

The Board determined that adopting Greenlight Capital's proposal to sell or spin-off the Company's strategic investment in Magna Entertainment Corp. (MEC) and another suggesting that MID should convert to a real estate investment trust structure would not be in the best interests of MID or its shareholders.

"Greenlight Capital has a shorter-term perspective than we do. The Board and management of MID are committed to creating sustainable long-term value for shareholders and we have taken significant steps to meet that commitment," said John Simonetti, Chief Executive Officer of MI Developments. "The differences between us are primarily about how to deliver enhanced value. The view of the Board is that there is no compelling reason to undertake either of the fundamental changes proposed by Greenlight at this time and that they would reduce the Company's flexibility to pursue its development opportunities and continue to grow its real estate business.

"The statement from Greenlight today undermines what we have viewed as a constructive process and, in particular, includes a completely unwarranted attack on the independence of the Special Committee," he said. "The directors of MID are fully aware of their responsibility to serve the best interests of shareholders and will continue to fulfill that responsibility. Greenlight's assertion to the contrary is completely unjustified."

The reasons for the recommendations of the Board of Directors and the alternative steps it is taking to increase shareholder value, based on the recommendations of the independent Special Committee, are described in the Management Information Circular that has been mailed to MID shareholders in connection with the annual and special meeting of shareholders to be held on May 4, 2005 at Le Royal Meridien King Edward Hotel, 37 King Street East, Toronto, Ontario, Canada, commencing at 10:00 a.m. (Toronto time). The Company's Management Information Circular is available at www.sedar.com and at www.midevelopments.com.

Shareholders who are unable to be present at the Meeting in person should complete, date and sign the BLUE proxy that was enclosed with the Management Information Circular and return it in accordance with the instructions set out in the Management Information Circular. To be effective, proxies must be received prior to 5:00 p.m. (Toronto time) on May 2, 2005.

Shareholders with questions about how to vote their shares should contact our proxy solicitor as follows:

MORROW & CO., INC.
Individuals
Call Toll Free: 1-800-607-0088
Banks and Brokers
Call Toll Free: 1-800-654-2468

About MI Developments Inc.

MI Developments is a real estate operating company focusing primarily on the ownership, leasing, management, acquisition and development of a predominantly industrial rental portfolio for Magna International Inc. and its subsidiaries in North America and Europe. The Company also holds a controlling investment in Magna Entertainment Corp., North America's number one owner and operator of horse racetracks, based on revenue, and among the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

For further information:

Investors:	Media:
John Simonetti Chief Executive Officer MI Developments Inc. 905 726 7619	John Lute Lute & Company 416 929 5883

Forward-Looking Statements

The contents of this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding MID's future plans, costs, objectives or economic performance, or the assumptions underlying any of the foregoing. In this press release we use words such as "will", "expect", "should" and similar words to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond MID's control, that could cause actual results to differ materially from such forward-looking statements. Such risks, uncertainties and other factors are set forth under "Risk Factors" in MID's Annual Information Form for 2004, attached as Exhibit 1 to MID's Annual Report on Form 40-F for the year ended December 31, 2004. MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances or otherwise.